UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BROADWIND ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	88-0409160
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

3240 South Central Avenue, Cicero, Illinois 60804

(Address of Principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	Each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

This amendment hereby amends the registration statement on Form 8-A originally filed by Broadwind Energy, Inc. (the “Company”) with the Securities and Exchange Commission on February 12, 2013, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on February 8, 2016, by supplementing Items 1 and 2 with the following.

Item 1.  Description of Registrant’s Securities To Be Registered

On February 7, 2019, the Company entered into a Second Amendment to Section 382 Rights Agreement (the “Second Amendment”), which amends the Section 382 Rights Agreement, dated as of February 12, 2013, (the “Rights Agreement”), between the Company and Equiniti Trust Company, formerly Wells Fargo, National Association, as rights agent, as amended by the First Amendment to Section 382 Rights Agreement, dated as of February 5, 2016.

The Second Amendment (i) decreases the purchase price for each one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.001 per share, from $9.81 to $4.25 and (ii) extends the Final Expiration Date (as defined in the Rights Agreement) from February 22, 2019 to February 22, 2022.  In addition, the Second Amendment provides that the Rights (as defined in the Rights Agreement) will no longer be exercisable if the Company’s stockholders do not approve the Second Amendment at the Company’s 2019 Annual Meeting of Stockholders.

The foregoing summary of the Second Amendment is qualified in its entirety by reference to the full text of the Rights Agreement, which is filed as Exhibit 1 to the Company’s Form 8-A filed on February 13, 2013 and is incorporated herein by reference, the First Amendment to the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 8, 2016 and incorporated herein by reference, and the Second Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 12, 2019 and incorporated herein by reference.

Item 2 Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
3.1

Certificate of Designation of the Series A Junior Participating Preferred Stock of Broadwind Energy, Inc., dated as of February 13, 2013 (incorporated by reference to Exhibit 2 of the Company’s Form 8-A, filed on February 13, 2013)

4.1

Section 382 Rights Agreement, dated as of February 12, 2013, between the Company and Equiniti Trust Company, formerly Wells Fargo, National Association, as rights agent (incorporated by reference to Exhibit 1 to the Company’s Form 8-A, filed on February 13, 2013)

4.2

First Amendment to Section 382 Rights Agreement, dated as of February 5, 2016, between the Company and Equiniti Trust Company,  formerly Wells Fargo, National Association, as rights agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 8, 2016)

4.3

Second Amendment to Section 382 Rights Agreement, dated as of February 7, 2019, between the Company and Equiniti Trust Company, formerly Wells Fargo, National Association, as rights agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on February 12, 2019)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWIND ENERGY, INC.

February 12, 2019	By:	/s/ Stephanie K. Kushner

Stephanie K. Kushner
President and Chief Executive Officer
(Principal Executive Officer)